Exhibit 10.43

UNIVAR USA INC.

SUPPLEMENTAL VALUED INVESTMENT PLAN

(As Amended and Restated as of July 1, 2010)

Sixth Amendment

WHEREAS, Univar USA Inc. (“Company”) sponsors and maintains the Univar USA Inc. Supplemental Valued Investment Plan as amended and restated as of July 1, 2010 and as thereafter amended (the “Plan”); and

WHEREAS, the President has the authority to amend the Plan for changes that do not significantly increase the cost of the Plan pursuant to Section 12.1 of the Plan; and

WHEREAS, the Company desires to amend the Plan to (l) permit the new Chief Executive Officer of Univar Inc. to participate and enroll in the Plan for the 2013 Plan Year for purposes of making deferrals and receiving employer matching contributions, (2) clarify eligibility and timing of participation and (3) update cross references to the Univar USA Inc. Valued Investment Plan.

NOW, THEREFORE, effective January 1, 2012, the Plan is hereby amended as follows:

1. References in the Plan to “Section 1.6 of the Investment Plan” are hereby changed to “Article I of the Investment Plan”.

2. References in the Plan to “Section 3.11” are hereby changed to “Section 3.5”.

3. Section 4.1 of the Plan, Employee Eligibility, is amended in its entirety to read as follows:

“4.1 Employee Eligibility. An Employee shall be eligible’ to make Participant Deferrals and receive Matching Employer Contributions in the Plan for an up-coming Plan Year if on the date selected by the Pension Management Committee for determining eligibility for such Plan Year (see below), the Employee is an eligible employee in the Investment Plan and meets the following criteria:

(i) The Employee (a) is employed at the Company’s compensation band 1, 2, or 3, or (b) if he or she was not employed at the Company’s compensation band 1, 2 or 3 as of April 30, 2011, was a Participant who was eligible to make Participant Deferrals for the 2011 Plan Year and made Participant Deferrals in the 2011 Plan Year or in a prior Plan Year; and

(ii) The Employee is earning a base salary at least equal to the amount set forth in Code Section 414(q)(l)(B)(i) (as adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 414(q)(1) which would have caused the

Employee to be considered a highly compensated employee pursuant to Code Section 414(q) for the up-coming Plan Year (e.g., $110,000 is the threshold for base salary for participation during the 2012 Plan Year because an employee had to earn at least $110,000 in total compensation in 2011 to be considered highly compensated in 2012 for Investment Plan purposes).

The date as of which it is determined whether an Employee is eligible to make Participant Deferrals and receive Matching Employer Contributions for a Plan Year shall be such date, as selected by the Pension Management Committee in its sole discretion, that occurs between April 1 and April 30 of the calendar year immediately preceding the applicable Plan Year.

An Employee shall be eligible to receive Retirement Contributions in the Plan for a Plan Year if the Employee makes Participant Deferrals to the Plan for such Plan Year or has retirement contributions in the Investment Plan limited by Code Sections 401(a)(17) or 415(c).

Notwithstanding anything in this Plan to the contrary, an individual who (i) on June 30, 2011 was an employee of Basic Chemical Solutions, L.L.C., and (ii) on September 23, 2011 was an Employee who meets all of the above requirements to become a Participant in the Plan (except that such individual was not an Employee who met such requirements in April 2011 when eligibility was determined for the 2012 Plan Year) (“Eligible Former BCS Employee”) was eligible to enroll in the Plan during November 2011 to make Participant Deferrals and receive Matching Employer Contributions for the 2012 Plan Year. For purposes of calculating the amount of any Participant Deferrals and Matching Employer Contributions for an Eligible Former BCS Employee for the 2012 Plan Year, “Compensation” shall not include any bonus or incentive compensation payments received in 2012. An Eligible Former BCS Employee shall also be eligible to receive Retirement Contributions for the 2012 Plan Year under Section 6.2 to the extent applicable.

Notwithstanding anything in this Plan to the contrary, despite not being an Employee on the determination date for being eligible to make Participant Deferrals or receive Matching Employer Contributions in the Plan for the 2013 Plan Year, the new Chief Executive Officer of Univar Inc. who commenced employment in May 2012 shall be a Participant eligible to enroll in the Plan during June 2012 to make Participant Deferrals and receive Matching Employer Contributions for the 2013 Plan Year.”

4. Section 4.2 of the Plan, Participation, is hereby amended in its entirety to read as follows:

“4.2 Participation. An Employee shall not become a Participant in the Plan with respect to making Participant Deferrals or receiving Matching Employer Contributions until the Employee’s Deferral Election Form is received by the Plan Administrator or its delegate. An Employee’s eligibility to defer Compensation and receive Matching Employer Contributions to this Plan is determined each year for the upcoming Plan Year. Subject to Section 5.3, individuals who first become an Employee eligible to participate in the Plan pursuant to Section 4.1, or who again become eligible to participate in the Plan pursuant to Section 4.1 after not being eligible in a prior Plan Year, shall not be allowed to commence (or recommence) active participation in this Plan until the following Plan Year.

An Employee shall become a Participant with respect to Retirement Contributions on the earlier of the date he or she makes Participant Deferrals or has retirement contributions in the Investment Plan limited by Code Sections 401(a)(17) or 415(c), provided the Participant is eligible to have employer nonelective retirement contributions made to the Investment Plan on his or her behalf. A Participant who is eligible to receive Retirement Contributions need not make Participant Deferrals in order to receive Retirement Contributions under this Plan.”

5. The last sentence of Section 5.2 of the Plan, Timing, is deleted.

This Sixth Amendment to the Plan is adopted and executed this 18th day of June, 2012

UNIVAR USA INC.

By:

Its:	President